Exhibit 10.55

SETTLEMENT & MUTUAL RELEASE AGREEMENT
by and between
Agricon Global Corporation
and
Stephen Abu Jr., African Heavy Equipment Limited, Ghana Journeys Limited
June20, 2014 (the “Effective Date”)

This Settlement & Mutual Release Agreement (the “Agreement”) is executed on  the Effective Date shown above by and between Stephen Abu Jr., residing in Ghana (“Abu”) and African Heavy Machinery Limited, a Ghana limited liability company (“AHM”), and Ghana Journeys Limited  a Ghana Limited Liability company (“GJL”), and Agricon Global Corporation, a Delaware Corporation with a place of business at 25 E. 200 South,  UT 84043, City of Lehi, State of Utah  (“Agricon”) (Abu, AHM, GJL, and Agricon individually “Party” and  together the “Parties”), and is intended to effect a settlement and mutual release between the Parties.

WITNESSETH:

Whereas AHM has advanced payments to Agricon SH Ghana Limited creditors and incurred administrative costs in behalf of Agricon SH Ghana Limited, a wholly owned subsidiary of Agricon, in the approximate amount of $95,411 through March 31, 2014; and

Whereas Agricon owns all 200,000 issued and outstanding shares of Agricon SH Ghana Limited; and

Whereas, Agricon SH Ghana Limited owes certain service providers and vendors amounts of approximately $116,109 in addition to the amounts owed to AHM as set forth above, has not made its land lease payment of $200,000 that was due in December 2013, has not started farm operations as required by its agreement with the land owners, and has no cash or operations to generate cash, and Agricon is desirous of discontinuing operations in Ghana; and

Whereas Agricon SH Ghana Limited, owes $745,120 to Agricon (intercompany account) for advances made to Agricon SH Ghana Limited since its inception.

Whereas Abu has been serving as Vice President of Agricon and Agricon owes Abu $97,469 ($7,500 for accrued salary and $89,969 in Notes Payable) as of March 31, 2014, and Abu has been granted an option to acquire 1,000,000 shares of Agricon common stock; and

Whereas Agricon has no funds to advance to Agricon SH Ghana Limited, for its payment of obligations, or to pay amounts owed to Abu; and

Whereas the Parties wish to keep an amicable and respectful relationship with one another;

NOW THEREFORE, in recognition of good and valid consideration the receipt and adequacy of which is hereby agreed, the Parties agree as follows:

1.           AHM advances to Agricon SH Ghana Limited.  Agricon has agreed to issue and AHM has agreed to accept as full payment of amounts owed by Agricon SH Ghana Limited, 3,500,000 shares of Agricon common stock.

2.           Intercompany account.  Agricon will deduct from the amount owed to it by Agricon SH Ghana Limited (intercompany account)  of $97,469 (the total owed by Agricon to Abu), and add $95,411 for the Agricon stock issued to AHM in behalf of Agricon Ghana Limited, leaving a balance of $743,062 in the intercompany account.

3.           Sale of Agricon SH Ghana Limited to GJL, and GJL assumption of vendor liabilities. Agricon has agreed to assign its full ownership of Agricon SH Ghana Limited (200,000 shares), cancel (write off) the balance of $743,062 in the intercompany account, and issue 4,755,000 shares of Agricon common stock to GJL, and GJL has agreed to accept the shares of Agricon SH Ghana, the common stock of Agricon and assume ownership of Agricon SH Ghana Limited along with the assumption of any and all liabilities of Agricon SH Ghana Limited as of June 20, 2014.

4.           Abu resignation as Vice President of Agricon and cancellation of stock options.  Abu agrees to cancel his stock option agreement and resign as Vice President of Agricon, in exchange for Agricon’s commitment to continue to pay his health insurance premium (approximately $1,500 per month) through September 30, 2014.

5.           Lock-Up of Newly Issued Shares.  AHM and GJL each agree that they  will  not offer to sell, transfer, assign, pledge or hypothecate or enter into any transaction to such effect, directly or indirectly, any shares of the newly issued shares  during the “Lock-up Period” (as defined below) except in compliance with this Agreement.  The “Lock-up Period” is the period which begins on the Effective Date of this Agreement and which ends on June 20, 2015.  The Lock-Up restrictions contained in this section 4.,  shall not apply to any of the following: (a) Disposition(s)  by transfer of their shares, as a bona fide gift or gifts, by will or intestacy or to any trust for the direct or indirect benefit of them  or one or more members of the immediate family of their shareholders, or (b) Disposition(s) by distributions by a trust to its beneficiaries, or a pass-thru company to its members, or (c) Disposition to third parties as approved by the Company,  provided that in the case of any such Disposition(s)  pursuant to clauses (a) or (b) or (c), each donee, distributee, trustee or beneficiary shall sign and deliver a lock-up agreement with the Company substantially in the form of this section 4., and continuing for the remaining portion of the Lock-up Period. Subsequent to June 30, 2015 AHM and GJL each agree that they, or their assignees will sell no more than 5% of the original shares received under the terms of this Agreement in any given month beginning July 2015.

6.           Mutual Release and Indemnification. Each of Abu, AHM and GJL, for itself/himself and for his/its officers, directors and affiliates, expressly releases and holds harmless Agricon and its officers, directors and affiliates, from all liability for claims and/or damages of whatever nature related to or arising out of this Agreement.  Reciprocally, Agricon for its officers, directors and affiliates, expressly releases and hold harmless Abu, AHM and GJL and its/their respective officers, directors and affiliates, from all liability for claims and/or damages of whatever nature related to or arising out of this Agreement.

7.           Corporate Authority, Good Standing.  Each of the Parties warrants and represents that it is incorporated or organized validly under the laws of its jurisdiction and that it has accomplished all corporate authorization to enter into and to perform this Agreement.

8.           Governing Law and Arbitration and Miscellaneous. This Agreement shall be governed by  Utah law without reference to any “conflicts-of-laws” provisions and any dispute concerning the subject matter hereof, if not resolved by Arbitration shall be subject to the exclusive jurisdiction, and Abu, AHM and GJL and Agricon respectively submit to the jurisdiction, of courts sitting in Utah.  Each of the foregoing agrees to submit any dispute hereunder to non-binding arbitration using commercial rules of the American Arbitration Association and using only one arbitrator sitting in Utah and only after an unreasonable and unjustified delay by any one of the foregoing  after a hearing on the dispute and rendering of a decision by the Arbitrator may the non-delaying party in the first instance or any other  party in the second instance seek judicial relief for any claim under this Agreement or dealing with the subject matter hereof.  This Agreement contains the entire agreement of the Parties regarding the subject matter of this Agreement, and there are no other promises or conditions in any other agreement whether oral or written.  The Parties have attempted to limit the non-competition provision so that it applies only to the extent necessary to protect legitimate business and property interests.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

9.           Confidentiality.  The Parties agree to keep the terms and substance of this Agreement (including but not limited to any amounts of money paid pursuant thereto), and any of the underlying facts confidential and to refrain from disclosing the same at any future time, or to any other individual or entity whatsoever, except as Agricon may be required to report to the SEC and publicly disclose concerning this transaction and/or file with the SEC a copy of this Agreement.

----Signature Page Follows----

IN WITHESS WHEREOF, Abu, AHM and GJL and Agricon have executed the Agreement as of the Effective Date above.

African Heavy Machinery Limited
By: _________________________
Its: __________________________

Ghana Journeys Limited
By: __________________________
Its: __________________________

Stephen Abu Jr.
_______________________________

Agricon Global Corporation
By: _____________________________
Its: _____________________________
And
By: _____________________________
Its: _____________________________